                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                          Lifecore Biomedical Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                   Common
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               532187-10-1
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           Page 1 of 7 pages

CUSIP No. 384109-10-4             13G                    Page 2 of 7 pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     U.S. Bancorp
     601 2nd Ave. South
     Minneapolis, MN 55402-4302
     Tax I.D. No.: 41-0255900
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware, U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       664,584
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       9,707
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    681,684
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    9,907
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    691,591
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                    5.59%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     H.C.
-------------------------------------------------------------------------------

                                                           Page 3 of 7 pages

ITEM 1.

    (a)   Name of Issuer
          Lifecore Biomedical Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          Lifecore Biomedical Inc.
          3515 Lyman Blvd
          Chaska, MN 55318-3051
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          U.S. Bancorp
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          601 2nd Ave South
          Minneapolis, MN 55402-4302
          United States
          ---------------------------------------------------------------------
    (c)   Citizenship
          Delaware, U.S.A.
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          COMMON
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          532187-10-1
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) /X/ A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

                                                           Page 4 of 7 pages

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        691,591
    ---------------------------------------------------------------------------

    (b) Percent of class:
        5.59%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              664,584
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              9,707
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              681,684
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              9,907
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Other accounts or persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, remaining shares reported in this filing. To our knowledge no such other interest of any account or person relates to more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         See Exhibit A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

                                                           Page 5 of 7 pages

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 11, 1999
                                       ----------------------------------------
                                                         Date

                                             /s/ Merita Schollmeier
                                       ----------------------------------------
                                                      Signature

                                          Merita Schollmeier/Vice President
                                       ----------------------------------------
                                                      Name/Title

                                                           Page 6 of 7 pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                  SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

                                   EXHIBIT A

The Schedule to which this attachment is appended is filed on behalf of the following subsidiary or subsidiaries listed below, which are classified as banks or brokers for the purposes of 17 CFR 140.13d-1 (b)(ii)(B).

   U.S. Bank National Association       U.S. Bancorp Piper Jaffray Inc.
   601 2nd Avenue South                 222 S 9th St
   Minneapolis, MN 55402                Minneapolis, MN 55402-3804

   Zapp National Bank                   U.S. Bank Trust National Association
   1015 St. Germain St W                180 E 5th St
   St. Cloud, Minnesota 56301           Suite 200
                                        St. Paul, MN 55101

                                                           Page 7 of 7 pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                             EXHIBIT B - DISCLAIMER

Information on the attached Schedule 13G is provided solely for the purpose of complying with Section 13(d) and 13(g) of the Securities Exchange Act of 1934 and Regulations promulgated under authority thereof and is not intended as an admission that U.S. Bancorp or any of its subsidiaries, is a beneficial owner of the securities described herein for any other purpose (including without limitation for purposes of the Minnesota Control Share Acquisition
Act).